UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2010

Limoneira Company
(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings, Road
Santa Paula, CA 93060
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Amendment and Restatement of Non-Revolving Credit Facility with Farm Credit West, PCA

On May 27, 2010, and established as of May 7, 2010, Windfall Investors, LLC (“Windfall”), a wholly owned subsidiary of Limoneira Company (the “Company”), amended and restated (the “Amendment”) the Master Loan Agreement (“Original Loan Agreement”), originally dated as of September 23, 2005, with Farm Credit West, PCA (“FCW”) in order to (i) extend the Maturity Date to May 1, 2013, and (ii) increase the commitment to $13 million.  In connection with the Amendment, Windfall and FCW entered into a Promissory Note and Supplement to Master Loan Agreement established as of May 7, 2010 (the “Note” and together with the Amendment, the “Amended Loan Agreement”).  The availability under the Amended Loan Agreement will be used to repay amounts under the Original Loan Agreement and for annual cash flow financing and development.

Windfall may borrow principal under the Amended Loan Agreement from time to time during its term.  Amounts borrowed and later repaid cannot be reborrowed.  Borrowings under the Amended Loan Agreement bear interest at a variable rate based on FCW’s internal monthly operations and cost of funds and generally follows the changes in the 90-day treasury rates in increments divisible by 0.25%.  The initial amount outstanding under the Amended Loan Agreement is $10.5 million and bears interest at 3.50%.

The Amended Loan Agreement is secured by all of Windfall’s owned stock or participation certificates required by FCW’s bylaws, any funds or accounts of Windfall held or maintained with FCW and FCW’s allocated surplus.  In addition, the Company guaranteed the payment of all indebtedness under the Amended Loan Agreement and pledged as security for the performance by Windfall of its obligations under the Amended Loan Agreement (i) a First Deed of Trust on its La Cuesta Ranch and La Campana Ranch (the “Real Property Collateral”), and (ii) 319 shares of San Cayetano Mutual water stock and 246 shares of Canyon Irrigation Company water stock associated with the Real Property Collateral.

The Amended Loan Agreement contains various conditions, covenants and requirements with which Windfall must comply.  In addition, the Amended Loan Agreement contains limitations on, among other things, selling, abandoning or ceasing business operations; merging or consolidating with a third party; disposing of a substantial portion of assets by sale, transfer, gifts or lease except for inventory sales in the ordinary course of business; obtaining credit or loans from other lenders other than trade credit customary in the business; becoming a guarantor or surety on or otherwise liable for the debts or obligations of a third party; and mortgaging, pledging, leasing for over a year, or otherwise making or allowing the filing of a lien on any loan collateral.

Upon the occurrence of an event of default under the Amended Loan Agreement, FCW may, at its option, declare all amounts outstanding under Amended Loan Agreement immediately due and payable without prior recourse to the collateral, immediately terminate Windfall’s right to draw additional funds, and/or exercise any rights or remedies available to it under the Amended Loan Agreement, any other document delivered in connection therewith or applicable law.

The foregoing summary of the Amended Loan Agreement is qualified in its entirety by reference to the text of the forms of Amendment and Note, copies of which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Section 2	Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Master Loan Agreement established dated May 27, 2010 and established as of May 7, 2010, between Farm Credit West, PCA and Windfall Investors, LLC.

10.2	Form of Promissory Note and Supplement to Master Loan Agreement, dated May 27, 2010 and established as of May 7, 2010, between Farm Credit West, PCA and Windfall Investors, LLC.

99.1	Form of Request and Agreement for Extension dated and effective May 1, 2010 by and between Windfall Investors, LLC and Farm Credit West, PCA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2010	LIMONEIRA COMPANY

	By:	/s/ Don Delmatoff
Don Delmatoff
Vice President of Finance & Administration, Chief Financial Officer, and Secretary